Exhibit 99.1

For Immediate Release
Media Contact:	Investor Relations	Investor & Analyst Contact:
Andy Foster	Michael Bayes	Todd Waltz
(408) 213-0928	Liviakis Financial	(408) 213-0925
afoster@aemetis.com	(415) 389-4670	twaltz@aemetis.com

Aemetis Announces Approval to Sell Pharmaceutical Grade Glycerin in India
Aemetis subsidiary licensed for production and sale of pharmaceutical grade glycerin

CUPERTINO, Calif. – March 19, 2012 – Aemetis, Inc. (OTCPK: AMTX), an industrial biotechnology company producing renewable chemicals and advanced fuels, announced today that Universal Biofuels Pvt. Ltd. (UBPL), a subsidiary of Aemetis, has received a five-year Pharmacopoeia license to expand its current refined glycerin production to manufacture pharmaceutical grade glycerin at its approximately 15,000 metric tons per year processing facility in Kakanada, India.

Currently, UBPL is selling its refined glycerin into domestic industrial chemical markets at the U.S. dollar equivalent of approximately $800 per metric ton.  The five-year license to manufacture pharmaceutical grade glycerin enables UBPL to expand into additional Indian industrial markets, including the large generic and branded pharmaceutical and personal care industries.

“With the ability to manufacture, sell and distribute pharmaceutical-grade glycerin, we are increasingly well positioned to provide glycerin, natural oils, and renewable fuels to a diverse range of industries and sectors with our products,” said Sanjeev Gupta, chairman and managing director of Universal Biofuels.  “By investing in additional technology at our facility, our bio-refinery can quickly adapt to changing customer requirements and address both well-established and emerging markets.”

About Aemetis
Headquartered in Cupertino, California, Aemetis is an industrial biotechnology company producing renewable chemicals and advanced fuels.  Aemetis operates a 55 million gallon biofuels plant in California, and built and operates a nameplate 50 million gallon per year renewable chemicals and advanced fuels production facility on the east coast of India.  In 2011, Aemetis received a California Energy Commission grant to commercialize technology that enables the production of advanced biofuels from both non-food and traditional feedstocks. For additional information about Aemetis, please visit www.aemetis.com.

Forward Looking Statements
The information contained herein includes forward-looking statements related to future events.  Statements regarding future events are based on current expectations and are necessarily subject to associated risks related to, among other things, the ability of the company to successfully commercialize its technologies, and the ability of the company to successfully penetrate existing glycerin markets as a new entrant. Actual results may differ materially from those in the projections or other forward-looking statements made herein. For information regarding other related risks, please see the "Risk Factors" section of the company’s filings with the SEC.